Exhibit 99.1

   Allegheny Technologies Announces Strong Fourth Quarter and Full Year 2006
                                    Results

    PITTSBURGH--(BUSINESS WIRE)--Jan. 24, 2007--Allegheny Technologies Incorporated (NYSE:ATI):

Fourth Quarter 2006 Results
-- Sales increased 56% to $1.40 billion
-- Net income increased 41% to $167.1 million, or $1.63 per share
-- Segment operating profit increased 114% to $306.7 million, or 22.0% of sales:
    -- High Performance Metals: 38.1% of sales
    -- Flat-Rolled Products: 13.6% of sales
    -- Engineered Products: 10.7% of sales
-- Results include LIFO inventory valuation reserve charge of $91 million

Full Year 2006 Results
-- Sales increased 39% to $4.94 billion
-- Net income increased 59% to $571.9 million, or $5.59 per share
-- Segment operating profit increased 99% to $1.06 billion, or 21.4%
    of sales
-- Results include LIFO inventory valuation reserve charge of $197 million
-- Annual return on capital employed of 34.5%
-- Annual return on stockholders' equity of 49.9%
-- Annual gross cost reductions of $141 million
-- Net debt to total capitalization improved to 3.3%
-- Cash on hand was $502 million


    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the fourth quarter 2006 of $167.1 million, or $1.63 per share, on sales of $1.40 billion. Income before tax for the fourth quarter 2006 was $259.1 million.

    In the fourth quarter 2005, ATI reported net income of $118.8 million, or $1.17 per share, on sales of $894.4 million. Income before tax for the fourth quarter 2005 was $62.1 million. Results for the 2005 fourth quarter and year included a $20.9 million, or $0.21 per share, net special gain. Excluding the net special gain, net income for the 2005 fourth quarter was $97.9 million, or $0.96 per share.

    Net income for the full year 2006 was $571.9 million, or $5.59 per share, on sales of $4.94 billion, compared to net income, including a net special gain, of $359.8 million, or $3.57 per share, on sales of $3.54 billion for 2005. Income before tax for the full year 2006 was $869.2 million, compared to $307.1 million in 2005.

    "Our strategic goal for 2006 was profitable growth, and we delivered on that goal for our shareholders," said Patrick Hassey, Chairman, President and Chief Executive Officer. "The velocity of change was apparent during the year, and ATI demonstrated strong results and future earnings power plus the ability to sustain further profitable growth.

    "Sales and profitability accelerated in 2006, and ATI posted sequential quarter-on-quarter improvement throughout the year. The fourth quarter 2006 was the best quarter of the year. Sales were $1.4 billion, segment operating profit was nearly $307 million, or 22% of sales, and earnings per share was $1.63 during the fourth quarter 2006. These outstanding results were accomplished notwithstanding a LIFO inventory valuation reserve charge of $91 million in the fourth quarter 2006.

    "ATI's 2006 performance was a record year for sales, segment operating profit, and earnings per share. Sales increased nearly 40% to $4.9 billion. Segment operating profit reached over $1 billion, or 21.4% of sales, and earnings per share was $5.59. Our record profitability was accomplished even with a LIFO inventory valuation reserve charge of $197 million.

    "Cash flow was strong in 2006. Cash on hand at the end of the year was $502 million, an increase of nearly $140 million. This is after investing $534 million in managed working capital due primarily to higher business activity, $235 million in capital expenditures, $100 million in a voluntary pension contribution, and $43 million in dividend payments. During the fourth quarter, ATI's Board of Directors increased our dividend by 30%. Net debt to total capitalization at the end of 2006 stood at just 3.3%.

    "Other important financial metrics were also strong for 2006.
Annual return on capital employed was 34.5%, and annual return on stockholders equity was 49.9%.

    "ATI's continued growth is being driven by strong and increasing demand from the aerospace and defense market and increasing demand from those markets that are vital to the building and rebuilding of the global infrastructure.

    "The foundation has been set for further profitable growth in 2007 and beyond. Our businesses are positioned to continue to deliver outstanding operational execution. We have several major long-term customer supply agreements in place, and ATI's presence and sales are growing around the world.

    "Our strategic capital projects are expected to contribute significant growth with very good returns beginning in 2007. To achieve additional growth, we plan $400 to $450 million of self-funded capital investments in 2007, approximately 70% of which is related to our previously announced strategic growth plans. We expect strong cash flow in 2007 to support this level of investment.

    "We currently have good visibility of the demand for our products from most of our markets. For commodity stainless sheet, the record high cost of nickel and the resulting record raw material surcharge is causing some of our domestic service center customers to be conservative with their inventories in the first quarter 2007. Demand from end-use markets remains good. We expect to offset much of the domestic service center inventory management actions through increased sales of high-value flat-rolled products and other sales efforts.

    "Overall, we like what we see in our major markets and believe ATI is positioned and on track for another revenue and earnings growth year in 2007. We have new production capabilities, long-term commitments from customers, and the strong financial position to achieve sustained profitable growth."



                               Three Months Ended      Year Ended
                                   December 31         December 31
                                             In Millions
                               ---------------------------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Sales                          $1,396.9  $  894.4  $4,936.6  $3,539.9
Net income before special gain $  167.1  $   97.9  $  571.9  $  338.9
Special gain, net(a)                  -  $   20.9         -  $   20.9
Net income                     $  167.1  $  118.8  $  571.9  $  359.8

                                          Per Diluted Share
                               ---------------------------------------

Net income before special gain $   1.63  $   0.96  $   5.59  $   3.36
Special gain, net(a)                     $   0.21         -  $   0.21
Net income                     $   1.63  $   1.17  $   5.59  $   3.57


(a) Fourth quarter 2005 special gain, net included the tax benefit associated with the reversal of the Company's remaining valuation allowance for U.S. Federal net deferred tax assets, partially offset by asset impairments, charges for legal matters, and the cumulative effect of adopting FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations".


    Fourth Quarter and Full Year 2006 Financial Highlights

    -- Sales were $1.40 billion, 56% higher than the fourth quarter 2005. Compared to the fourth quarter 2005, sales increased 37% in the High Performance Metals segment, 84% in the Flat-Rolled Products segment, and 4% in the Engineered Products segment. For the full year, sales were $4.94 billion, 39.5% higher than 2005. Sales increased 45% in the High Performance Metals segment, 42% in the Flat-Rolled Products segment, and 10% in the Engineered Products segment.

    -- Fourth quarter 2006 segment operating profit was $306.7 million, an increase of $163.7 million, or 114%, compared to the fourth quarter 2005, and 5% higher than the third quarter 2006, as a result of improved performance across our High Performance Metals and Flat-Rolled Products segments. Fourth quarter 2006 results included a LIFO inventory valuation reserve charge of $90.6 million, due primarily to higher nickel, nickel-bearing scrap, and titanium scrap raw material costs. The LIFO inventory valuation reserve charge was $1.6 million in the fourth quarter 2005 and $54.0 million in the third quarter 2006.

    -- Full year 2006 segment operating profit was $1.06 billion, or 21.4% of sales, an increase of $525.8 million compared to 2005. Full year 2006 results included a LIFO inventory valuation reserve charge of $197.0 million, due primarily to higher nickel, nickel-bearing scrap, and titanium scrap raw material costs. The LIFO inventory valuation reserve charge was $45.8 million in 2005.

    -- Income before tax was $259.1 million in the fourth quarter 2006, an increase of $197 million compared to the fourth quarter 2005. For the full year 2006, income before tax was $869.2 million, compared to $307.1 million in 2005.

    -- Net income was $167.1 million, or $1.63 per share, in the fourth quarter 2006, and $571.9 million, or $5.59 per share, for the full year 2006.

    -- Cash flow from operations, before a $100 million voluntary pension contribution made in the fourth quarter 2006, was $229.4 million in the fourth quarter 2006 and $408.5 million for the 2006 year. The full year cash flow from operations included the investment of $534.2 million in managed working capital resulting primarily from higher business activity.

    --  Cash on hand increased to $502.3 million at December 31, 2006.

    -- Gross cost reductions, before the effects of inflation, totaled $45.0 million for the fourth quarter 2006 and $141.0 million for the full year 2006 which significantly exceeded our 2006 cost reduction plan of $100 million.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based alloys and superalloys, and vacuum-melted specialty alloys was robust from the aerospace and defense market and strong from the medical, and oil and gas markets. Comparing the fourth quarter 2006 to the third quarter 2006, shipments of titanium alloys increased 15% and shipments of nickel-based alloys and superalloys increased 6%, while shipments of specialty alloys decreased 21% primarily due to management efforts to improve product mix. Demand was strong for our exotic alloys from the aerospace and defense, chemical process industry, and electrical energy markets.

    Fourth quarter 2006 compared to fourth quarter 2005

    -- Sales increased 37% to $489.3 million. Shipments increased 21% for titanium and titanium alloys and 2% for nickel-based and specialty alloys. Shipments of nickel-based alloys and superalloys increased 19%, while shipments of specialty alloys decreased 32% primarily due to management efforts to improve product mix. Shipments increased 17% for exotic alloys. Average selling prices increased 23% for titanium and titanium alloys, 31% for nickel-based and specialty alloys, and 3% for exotic alloys.

    -- Segment operating profit reached $186.6 million, or 38.1% of sales, a $79.3 million increase compared to the fourth quarter 2005. The significant increase in operating profit primarily resulted from increased shipments, higher selling prices, and the benefits of gross cost reductions. In addition, raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $12.4 million in the fourth quarter 2006, compared to a $9.8 million charge in the fourth quarter 2005, and a $11.6 million charge in the third quarter 2006.

    -- Results benefited from $17.4 million of gross cost reductions, bringing full year 2006 gross cost reductions in the segment to $38.9 million.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand was strong for our specialty stainless, grain-oriented silicon, titanium, and nickel-based alloy products from the chemical process industry, oil and gas, electrical energy, and aerospace and defense markets. Demand was also strong for our stainless products from the chemical process industry, oil and gas, and electrical energy markets.

    Fourth quarter 2006 compared to fourth quarter 2005

    -- Sales were $800.6 million, 84% higher than the fourth quarter 2005, as a result of a 34% increase in shipments, higher raw material surcharges, and higher base-selling prices for certain products. Average transaction prices, which include surcharges, were 39% higher.

    -- Segment operating profit increased to $108.6 million, or 13.6% of sales, primarily as a result of increased shipments, improved product mix, higher selling prices, and the benefits of gross cost reductions. This was accomplished in spite of a significantly higher LIFO inventory valuation reserve charge due primarily to higher nickel and nickel-bearing scrap raw material costs. Fourth quarter 2006 results included a LIFO inventory valuation reserve charge of $78.1 million, compared to income of $9.6 million in the fourth quarter 2005, and a $42.2 million charge in the third quarter 2006.

    -- Results benefited from $26.0 million in gross cost reductions, bringing our full year gross cost reduction in this segment to $95.7 million.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten and tungsten carbide products was strong from the oil and gas, construction and mining, aerospace and defense, and power generation markets. Demand was strong for our forged products from the transportation, construction and mining, and oil and gas markets. Demand for our cast products was strong from the wind energy, and transportation markets. Demand remained very strong for our titanium precision metal processing conversion services.

    Fourth quarter 2006 compared to fourth quarter 2005

    -- Sales increased to $107.0 million, 4% higher than the fourth quarter 2005, due to increased volume and higher selling prices.

    -- Segment operating profit was $11.5 million, or 10.7% of sales compared to $11.8 million in the fourth quarter 2005. Operating profit was adversely affected as higher APT raw material costs offset the benefit of increased sales. Raw material cost inflation resulted in a LIFO inventory valuation reserve charge of $0.1 million in the fourth quarter 2006, compared to a $1.4 million charge in the fourth quarter 2005, and a $0.2 million charge in the third quarter 2006.

    -- Results benefited from $1.6 million of gross cost reductions, bringing our full year gross cost reductions in this segment to $6.4 million.

    Retirement Benefit Expense

    -- Retirement benefit expense was $20.5 million in the fourth quarter 2006, compared to $17.5 million in the fourth quarter 2005.

    -- For the fourth quarter 2006, retirement benefit expense included in cost of sales was $14.0 million and in selling and administrative expenses was $6.5 million. For the fourth quarter 2005, retirement benefit expense included in cost of sales was $12.7 million, and in selling and administrative expenses was $4.8 million.

    -- During the fourth quarter 2006, we made a $100 million voluntary cash contribution to our U.S. qualified defined benefit pension plan to improve the plan's funded position. As a result of higher than expected returns on pension assets in 2006 and the benefits of the $100 million voluntary contribution, our U.S. qualified defined benefit pension plan was essentially fully funded as of the end of 2006. Based upon current regulations and actuarial studies, we do not expect to be required to make cash contributions to the U.S. qualified defined benefit pension plan for at least the next several years, although in order to further improve the plan's funded position we may make additional voluntary contributions to the plan.

    -- Retirement benefit expense is expected to decline to approximately $32 million in 2007 from $82 million for 2006. Pension expense for 2007 is expected to be approximately $17 million, compared to $64 million in 2006, as higher than expected returns on pension assets in 2006 and the benefits of the $100 million voluntary contribution to the U.S. qualified defined benefit pension plan made in the fourth quarter 2006 are partially offset by the use of a lower assumed discount rate, 5.8%, to value pension liabilities. Postretirement medical expense for 2007 is expected to decrease to approximately $15 million, compared to $18 million in 2006, as higher than expected returns on VEBA trust assets are partially offset by the use of a lower assumed discount rate, 5.8%, to value liabilities.

    Other Expenses

    -- Selling and administrative expenses as a percentage of sales declined to 5.3% in the 2006 fourth quarter from 8.9% in the same period of 2005.

    -- Corporate expenses for the fourth quarter 2006 were $21.9 million, compared to $16.0 million in the year-ago period. This increase was due to expenses associated with annual performance-based cash incentive compensation programs as a result of the Company's record earnings in 2006.

    -- Fourth quarter 2006 interest expense, net of interest income, decreased to $5.7 million from $7.7 million in the year-ago period primarily due to increased interest income resulting from higher cash balances and capitalization of interest costs on strategic capital projects, partially offset by higher interest rates on floating rate debt.

    Income Taxes

    Results for the fourth quarter 2006 included a provision for income taxes of $92.0 million, or 35.5% of income before tax, for U.S. Federal, foreign and state income taxes. The fourth quarter 2005 included a tax benefit of $58.7 million, which principally related to the reversal of ATI's remaining valuation allowance for U.S. Federal net deferred tax assets partially offset by accruals for U.S. Federal, foreign and state income taxes. Prior to the fourth quarter 2005, we maintained a valuation allowance for a major portion of our U.S. Federal deferred tax assets and certain state deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes", due to uncertainty regarding full utilization of our net deferred tax asset, including the 2003 and 2004 unutilized net operating losses. In 2005, we generated taxable income which exceeded the 2003 and 2004 net operating losses, allowing us to fully realize these U.S. Federal tax benefits. This realization of tax benefits, together with our improved profitability, required us to eliminate the remaining valuation allowance for U.S. Federal income taxes.

    Cash Flow, Working Capital and Debt

    -- Cash on hand at the end of 2006 was $502.3 million, an increase of $139.6 million from year end 2005, and a $96.4 million increase from the third quarter 2006.

    -- Cash flow from operations for the full year 2006, before the $100 million voluntary pension contribution made in the fourth quarter 2006, was $408.5 million as significantly improved operating earnings were partially offset by an investment of $534.2 million in managed working capital, and payment of previously accrued litigation costs of $37.5 million.

    -- The investment in managed working capital resulted from a $166.5 million increase in accounts receivable, which reflects the significantly higher level of sales in the fourth quarter 2006 compared to the fourth quarter 2005, and a $409.2 million increase in inventory mostly as a result of increased operating volumes and higher raw material costs, partially offset by a $41.5 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At December 31, 2006, managed working capital improved to 29.0% of annualized sales, compared to 30.3% of annualized sales at year-end 2005. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

    -- Cash used in investing activities was $232.7 million in the 2006 year and consisted primarily of capital expenditures.

    -- Cash provided by financing activities was $63.8 million in the 2006 year as $33.1 million of proceeds received from the exercise of stock options and tax benefits on share-based compensation of $80.9 million more than offset dividend payments of $43.1 million and a reduction in borrowings of $7.1 million.

    -- Net debt as a percentage of total capitalization improved to 3.3% at December 31, 2006, compared to 19.8% at the end of 2005 and 43.8% at the end of 2004.

    -- There were no borrowings outstanding during 2006 or 2005 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized during both periods.

    -- We currently expect our 2007 capital expenditures to be approximately $400 to $450 million, excluding the capital expansion currently underway at our STAL joint venture in China. Nearly 70% of the 2007 expected capital expenditures relate to previously announced strategic growth investments. We intend to fund these capital investments through current cash on hand and internal cash flow. Depreciation expense for 2007 is expected to be approximately $92 million.

    New Accounting Pronouncement Adopted in 2006

    In the fourth quarter of 2006, as required, we adopted Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans". The new standard requires that the net funded position of the plans be recognized as an asset or liability in the employer's balance sheet. Primarily as a result of the improved funding position of our U.S. qualified defined benefit pension plan, the net effect of adopting this new standard was an increase to stockholders' equity of $47.2 million.

    Allegheny Technologies will conduct a conference call with investors and analysts on January 24, 2007, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.9 billion during 2006. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Dollars in millions, except per share amounts)

                                Three Months Ended Twelve Months Ended
                                   December 31         December 31
                                ------------------ -------------------
                                  2006      2005     2006      2005
                                --------- -------- --------- ---------

Sales                           $1,396.9  $ 894.4  $4,936.6  $3,539.9
Costs and expenses:
 Cost of sales                   1,056.8    720.1   3,743.8   2,889.7
 Selling and administrative
  expenses                          74.2     79.2     295.3     275.8
 Restructuring costs                   -     23.9         -      23.9
                                --------- -------- --------- ---------
Income before interest, other
 income (expense) and income
 taxes                             265.9     71.2     897.5     350.5
Interest expense, net               (5.7)    (7.7)    (23.3)    (38.6)
Other income (expense), net         (1.1)    (1.4)     (5.0)     (4.8)
                                --------- -------- --------- ---------
Income before income taxes and
 cumulative effect of change in
 accounting principle              259.1     62.1     869.2     307.1
Income tax provision (benefit)      92.0    (58.7)    297.3     (54.7)
                                --------- -------- --------- ---------
Income before cumulative effect
 of change in accounting
 principle                         167.1    120.8     571.9     361.8
Cumulative effect of change in
 accounting principle, net of
 tax                                   -     (2.0)        -      (2.0)
                                --------- -------- --------- ---------

Net income                      $  167.1  $ 118.8  $  571.9  $  359.8
                                ========= ======== ========= =========

Basic income per common share
 before cumulative effect of
 change in accounting principle $   1.66  $  1.24  $   5.74  $   3.76

Cumulative effect of change in
 accounting principle                  -    (0.02)        -     (0.02)
                                --------- -------- --------- ---------

Basic net income per common
 share                          $   1.66  $  1.22  $   5.74  $   3.74
                                ========= ======== ========= =========

Diluted income per common share
 before cumulative effect of
 change in accounting principle $   1.63  $  1.19  $   5.59  $   3.59

Cumulative effect of change in
 accounting principle                  -    (0.02)        -     (0.02)
                                --------- -------- --------- ---------

Diluted net income per common
 share                          $   1.63  $  1.17  $   5.59  $   3.57
                                ========= ======== ========= =========

Weighted average common shares
 outstanding -- basic
 (millions)                        100.4     97.2      99.7      96.2

Weighted average common shares
 outstanding -- diluted
 (millions)                        102.8    101.8     102.4     100.8

Actual common shares
 outstanding -- end of period
 (millions)                        101.2     98.2     101.2      98.2




Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Dollars in millions)

                                Three Months Ended Twelve Months Ended
                                   December 31         December 31
                                ------------------ -------------------
                                  2006      2005     2006      2005
                                --------- -------- --------- ---------
Sales:
High Performance Metals         $  489.3  $ 357.1  $1,806.6  $1,246.0
Flat-Rolled Products               800.6    434.8   2,697.3   1,900.5
Engineered Products                107.0    102.5     432.7     393.4
                                --------- -------- --------- ---------

Total External Sales            $1,396.9  $ 894.4  $4,936.6  $3,539.9
                                ========= ======== ========= =========

Operating Profit:

High Performance Metals         $  186.6  $ 107.3  $  657.5  $  335.3
% of Sales                          38.1%    30.0%     36.4%     26.9%


Flat-Rolled Products               108.6     23.9     344.3     149.9
% of Sales                          13.6%     5.5%     12.8%      7.9%

Engineered Products                 11.5     11.8      56.7      47.5
% of Sales                          10.7%    11.5%     13.1%     12.1%
                                --------- -------- --------- ---------

    Operating Profit               306.7    143.0   1,058.5     532.7
% of Sales                          22.0%    16.0%     21.4%     15.0%

Corporate expenses                 (21.9)   (16.0)    (68.9)    (51.7)

Interest expense, net               (5.7)    (7.7)    (23.3)    (38.6)

Restructuring charges                  -    (23.9)        -     (23.9)

Other income (expenses), net of
 gains on asset sales                0.5    (15.8)    (15.2)    (33.8)

Retirement benefit expense         (20.5)   (17.5)    (81.9)    (77.6)
                                --------- -------- --------- ---------

Income before income taxes      $  259.1  $  62.1  $  869.2  $  307.1
                                ========= ======== ========= =========




Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------
ASSETS

Current Assets:
Cash and cash equivalents                    $     502.3  $     362.7
Accounts receivable, net of allowances for
 doubtful accounts of $5.7 and $8.1 at
 December 31, 2006 and December 31, 2005,
 respectively                                      610.9        442.1
Inventories, net                                   798.7        607.1
Deferred income taxes                               26.6         22.8
Prepaid expenses and other current assets           49.4         49.3
                                             ------------ ------------
   Total current assets                          1,987.9      1,484.0

Property, plant and equipment, net                 867.6        704.9
Cost in excess of net assets acquired              206.5        199.7
Deferred income taxes                              124.8        155.3
Deferred pension asset                                 -        100.6
Other assets                                        95.4         87.1
                                             ------------ ------------

Total Assets                                 $   3,282.2  $   2,731.6
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                             $     355.1  $     312.9
Accrued liabilities                                244.0        216.1
Accrued income taxes                                22.7         18.5
Short-term debt and current portion of long-
 term debt                                          23.7         13.4
                                             ------------ ------------
   Total current liabilities                       645.5        560.9

Long-term debt                                     529.9        547.0
Accrued postretirement benefits                    428.6        461.5
Pension liabilities (a)                             35.8        242.9
Other long-term liabilities                        149.8        119.4
                                             ------------ ------------
Total liabilities                                1,789.6      1,931.7
                                             ------------ ------------

Total stockholders' equity                       1,492.6        799.9
                                             ------------ ------------

Total Liabilities and Stockholders' Equity   $   3,282.2  $   2,731.6
                                             ============ ============

(a) Includes U.S. qualified and non-qualified pension liabilities




Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
                                                   Twelve Months Ended
                                                       December 31
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

Operating Activities:

 Net income                                        $  571.9  $  359.8

 Cumulative effect of change in accounting
  principle                                               -       2.0
 Non-cash restructuring charges                           -      22.4
 Depreciation and amortization                         84.2      77.3
 Deferred income taxes                                  8.2     (92.0)
 Change in managed working capital                   (534.2)   (187.8)
 Change in pension assets/liabilities                  56.7      57.7
 Pension contribution                                (100.0)   (100.0)
 Accrued liabilities and other                        221.7      83.2
                                                   --------- ---------
Cash provided by operating activities                 308.5     222.6
                                                   --------- ---------
Investing Activities:
 Purchases of property, plant and equipment          (235.2)    (90.1)
 Acquisition of business                                  -     (18.3)
 Asset disposals and other                              2.5      (0.8)
                                                   --------- ---------
Cash used in investing activities                    (232.7)   (109.2)
                                                   --------- ---------
Financing Activities:
 Dividends paid                                       (43.1)    (27.1)
 Net decrease in debt                                  (7.1)    (25.7)
 Exercises of stock options                            33.1      26.1
 Tax benefit on share-based compensation               80.9      25.2
                                                   --------- ---------
Cash provided by (used in) financing activities        63.8      (1.5)
                                                   --------- ---------
Increase in cash and cash equivalents                 139.6     111.9
Cash and cash equivalents at beginning of period      362.7     250.8
                                                   --------- ---------
Cash and cash equivalents at end of period         $  502.3  $  362.7
                                                   ========= =========




Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data


                           Three Months Ended    Twelve Months Ended
                               December 31           December 31
                           ------------------- -----------------------
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------
Volume:
  High Performance Metals
   (000's lbs.)
    Nickel-based and
     specialty steel
     alloys                  10,292    10,103      42,873      39,939
    Titanium mill products    7,617     6,272      27,361      24,882
    Exotic alloys             1,090       928       4,304       4,018

  Flat-Rolled Products
   (000's lbs.)
    High value              120,077   123,226     502,524     495,868
    Commodity               218,510   129,310     889,105     652,870
                           --------- --------- ----------- -----------
  Flat-Rolled Products
   total                    338,587   252,536   1,391,629   1,148,738



Average Prices:
  High Performance Metals
   (per lb.)
    Nickel-based and
     specialty steel
     alloys                $  15.98  $  12.24  $    14.35  $    11.25
    Titanium mill products $  33.57  $  27.37  $    33.83  $    22.75
    Exotic alloys          $  40.52  $  39.32  $    40.39  $    40.38

  Flat-Rolled Products
   (per lb.)
    High value             $   2.89  $   2.19  $     2.50  $     2.15
    Commodity              $   2.07  $   1.24  $     1.61  $     1.26
  Flat-Rolled Products
   combined average        $   2.36  $   1.70  $     1.93  $     1.64

Volume and Average Price data for Flat-Rolled Products includes the classification of grain-oriented silicon electrical steel and tool steel as high-value products for all periods presented.




Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Dollars in millions)

                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------

Accounts receivable                               $610.9       $442.1
Inventory                                          798.7        607.1
Accounts payable                                  (355.1)      (312.9)
                                             ------------ ------------
Subtotal                                         1,054.5        736.3

Allowance for doubtful accounts                      5.7          8.1
LIFO reserve                                       466.7        269.7
Corporate and other                                 55.3         33.9
                                             ------------ ------------
Managed working capital                         $1,582.2     $1,048.0
                                             ============ ============

Annualized prior 2 months sales                 $5,453.5     $3,461.1
                                             ============ ============

Managed working capital as a
  % of annualized sales                             29.0%        30.3%

December 31, 2006 change in managed
  working capital                                 $534.2


As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.




Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Dollars in millions)

                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------

Total debt                                        $553.6       $560.4
Less: Cash                                        (502.3)      (362.7)
                                             ------------ ------------
Net debt                                           $51.3       $197.7

Net debt                                           $51.3       $197.7
Stockholders' equity                             1,492.6        799.9
                                             ------------ ------------
Total capital                                   $1,543.9       $997.6

Net debt to capital ratio                            3.3%        19.8%
                                             ============ ============


In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004